EXHIBIT 99.1

    Willis and New York Attorney General Agree to Amend Assurance
                           of Discontinuance

    NEW YORK--(BUSINESS WIRE)--Sept. 1, 2006--Willis Group Holdings (NYSE:WSH), the global insurance broker, announced today that it has signed an agreement with the New York Attorney General and the Insurance Department of New York amending its Assurance of Discontinuance (AOD) with regard to how Willis is compensated when performing functions as a managing general agent (MGA). The amendment recognizes that in MGA operations the Company is representing, acting on behalf of, and performing services for the insurer and therefore provides flexibility as to the insurer compensating Willis for these services.
    "We've always received even treatment from the Attorney General's Office; we expected this determination and are pleased with this amendment to our AOD," said Joe Plumeri, Willis Group Chairman and CEO. "When working as an MGA, we represent the interests of an insurance company so this change to the AOD is consistent with our position of being paid by our client. It also reaffirms our commitment to full transparency - such that there are no questions as to who we represent. Further, I appreciate the Attorney General's willingness to engage in this conversation to gain a thorough understand of the many nuances of the insurance broking business model."

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE:WSH). Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, 212-837-0806
             daniel.prince@willis.com